Exhibit 99.1

     MidSouth Bancorp Releases a Second Quarter of Strong Earnings for 2003

    LAFAYETTE, La., July 25 /PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (Amex: MSL) announced net income of $1,624,141 for the second quarter of 2003, a 24% improvement over first quarter 2003 earnings of $1,309,552 and a 49% increase over net income of $1,087,245 reported for the second quarter of 2002. Basic earnings per share were $.51 for the quarter ended June 30, 2003, up significantly from the $.41 reported for the first quarter of 2003 and $.34 for the quarter ended June 30, 2002. Diluted earnings per share were $.49 for the second quarter of 2003, $.40 for the first quarter of 2003 and $.34 for the second quarter of 2002. On May 27, 2003, MidSouth announced a 10% stock dividend on its common stock to holders of record on July 31, 2003. Earnings per share have been adjusted accordingly.

    Earnings for the six months ended June 30, 2003 were $2,933,693, a $1,028,317 or 54% increase over the $1,905,376 in earnings reported for the six months ended June 30, 2002. Basic earnings per share were $.92 for the first six months of 2003 versus $.60 for the first six months of 2002. Diluted earnings per share were $.89 and $.59, respectively.

    Earnings improved in quarterly and year-to-date comparison primarily due to an increase in net interest income, attributed primarily to a significant decline in interest expense combined with a slight increase in the volume of earning assets. An increase in non-interest income and a decrease in provision for loan losses also contributed to the improvement in earnings.

    Net interest income increased $368,853 or 8% in quarterly comparison and $951,569 or 11% in year-to-date comparison. Non-interest income, excluding net gains on sales of securities recorded in 2003, increased $276,985 or 17% in quarterly comparison and $492,778 or 16% in year-to-date comparison. Non-interest income increased primarily due to increases in services charges on deposit accounts, fee income from third party mortgage loan originations, and income from Visa debit card and ATM processing fees. Provision for loan losses decreased $236,000 for the second quarter and $394,000 for the six months ended June 30, 2003.

    The increases in net interest and non-interest income for the three and six months ended June 30, 2003 combined with the decrease in the provision for loan losses were partially offset by increases of $240,889 and $474,763, respectively, in non-interest expenses, primarily salaries and employee benefits, marketing and data processing expenses.

    Total consolidated assets increased $22.2 million or 6%, from $380.0 million at June 30, 2002 to $402.2 million at June 30, 2003. Deposits grew $16.4 million or 5%, from $341.8 million at June 30, 2002 to $358.2 million at June 30, 2003.

    Loans, net of Allowance for Loan Losses ("ALL"), increased $11.7 million or 5%, from $227.2 million in the second quarter of 2002 to $238.9 million in the second quarter of 2003. Provisions for loan and lease losses decreased to $300,000 at June 30, 2003 compared to $694,000 at June 30, 2002.
Nonperforming loans as a percentage of total loans decreased from .36% in June of 2002 to .35% in June of 2003. The ALL represented 287% of nonperforming assets as of June 30, 2003 compared to 303% as of June 30, 2002. Loans past due ninety days and over also decreased in quarterly comparison, from $716,639 at June 30, 2002 to $477,153 at June 30, 2003.

    MidSouth's leverage ratio was 8.82% at June 30, 2003 compared to 8.33% at June 30, 2002. Return on average equity for the second quarter of 2003 was 22.16% compared to 18.43% for the second quarter of 2002.

    MidSouth's common stock is traded on the American Stock Exchange under the symbol MSL.

    The Private Securities Litigation Act of 1995 provides a safe harbor for disclosure of information about a company's anticipated future financial performance. This act protects a company from unwarranted litigation if actual results differ from management expectations. This press release reflects management's current views and estimates of future economic circumstances, industry conditions, MidSouth's performance and financial results. A number of factors and uncertainties could cause actual results to differ from anticipated results and expectations.

                     MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
                        FINANCIAL HIGHLIGHTS (UNAUDITED)

                             Three Months Ended          Six Months Ended
                                  June 30,                    June 30,
    EARNINGS DATA            2003          2002         2003          2002

    Total interest
     income               $5,912,446    $6,071,740   $11,765,358   $11,881,675
    Total interest
     expense               1,168,864     1,697,011     2,434,573     3,502,459
    Net interest income    4,743,582     4,374,729     9,330,785     8,379,216
    Provision for loan
     losses                  100,000       336,000       300,000       694,000
    Non-interest income    2,029,150     1,659,230     3,742,249     3,161,839
    Non-interest expense   4,438,454     4,197,565     8,750,328     8,275,565
    Provision for income
     tax                     610,137       413,149     1,089,013       666,114
    Net income             1,624,141     1,087,245     2,933,693     1,905,376

    PER COMMON SHARE DATA (A)
    Basic earnings
     per share                 $0.51         $0.34         $0.92         $0.60
    Diluted earnings
     per share                 $0.49         $0.34         $0.89         $0.59

    Book value at end
     of period                 $9.37         $7.79         $9.37         $7.79
    Market price at
     end of period            $20.77        $11.91        $20.77        $11.91
    Weighted average
     shares outstanding
      Basic                3,179,256     3,173,256     3,179,256     3,173,256
      Diluted              3,299,111     3,243,368     3,289,580     3,236,933

    AVERAGE BALANCE
     SHEET DATA
    Total assets        $393,459,700  $359,946,669  $386,060,930  $357,858,495
    Earning assets       361,268,638   331,132,111   353,820,041   328,546,563
    Loans and leases     238,763,121   220,395,576   234,958,882   216,785,462
    Interest-bearing
     deposits            260,760,122   238,709,360   255,540,791   240,344,275
    Total deposits       350,160,732   321,177,565   343,817,993   321,479,097
    Total stockholders'
     equity               29,402,581    23,667,410    28,873,225    23,491,293

    SELECTED RATIOS
    Return on average
     assets (annualized)       1.66%         1.21%         1.53%         1.07%
    Return on average
     total equity
     (annualized)             22.16%        18.43%        20.49%        16.36%
    Leverage capital ratio     8.82%         8.33%         8.82%         8.33%
    Tier 1 risk-based
     capital ratio            12.75%        11.96%        12.75%        11.96%
    Total risk-based
     capital ratio            13.84%        13.11%        13.84%        13.11%
    Allowance for loan
     losses as a %
     of total loans            1.22%         1.24%         1.22%         1.24%

    PERIOD ENDING BALANCE
     SHEET DATA          06/30/2003    06/30/2002     Net Change      % Change
    Total assets        $402,240,446  $379,991,713   $22,248,733         5.86%
    Earning assets       366,505,046   348,349,503   $18,155,543         5.21%
    Loans and leases,
     net                 238,875,718   227,212,579   $11,663,139         5.13%
    Interest-bearing
     deposits            266,597,842   263,550,361    $3,047,481         1.16%
    Total deposits       358,199,614   341,799,739   $16,399,875         4.80%
    Total stockholders'
     equity               29,899,621    24,852,271    $5,047,350        20.31%

     (A) On May 27, 2003, MidSouth announced a 10% stock dividend on its common stock to holders of record on July 31, 2003. Earnings per share have been adjusted accordingly.



SOURCE  MidSouth Bancorp, Inc.
    -0-                             07/25/2003
    /CONTACT: Sally Gary, Investor Relations, +1-337-267-4202, or sallyg@midsouthbank.com , or Teri Stelly, Controller, +1-337-267-4208, or C.
R. Rusty Cloutier, President, +1-337-267-4201, all of MidSouth Bancorp, Inc./
    (MSL)

CO:  MidSouth Bancorp, Inc.
ST:  Louisiana
IN:  FIN
SU:  ERN